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                                                                    Exhibit 99.1


[ZEMEX LOGO]





                                  NEWS RELEASE
                              FOR IMMEDIATE RELEASE



                                 ZEMEX ANNOUNCES
                       SALE OF ITS METAL POWDERS DIVISION


                  TORONTO, CANADA -- MARCH 6, 2000 -- ZEMEX CORPORATION (TSE, NYSE:ZMX) AND HOGANAS AB announced that they have entered into a stock purchase agreement whereby Hoganas will purchase Zemex's wholly-owned subsidiaries, Pyron Corporation and Pyron Metal Powders, Inc., for a base price of US$41 million, subject to purchase price adjustments. The transaction, which is anticipated to close shortly, has been approved by the boards of both Zemex and Hoganas but is subject to normal regulatory approvals.

                  Pyron Corporation produces both atomized iron powder, used principally for component manufacture, and a unique sponge iron powder, utilized mainly in specialty applications, including the production of friction materials. Pyron Corporation operates its main facility in Niagara Falls, NY and a blending plant in St. Marys, PA. Pyron Metal Powders, Inc. supplies primarily copper and bronze powders from its two plants located in Tennessee. Divestment of Pyron Metal Powders, Inc. is planned by Hoganas in the near future and a preliminary sale agreement has already been signed.


                  In making the announcement, Richard L. Lister, Zemex's President and Chief Executive Officer, said, "We have been pleased with the performance of our metal powders division, particularly in the last few years. Sales and operating profit are up significantly and the outlook for the business is strong; however, we believe this transaction is consistent with our objective to maximize shareholder value. Proceeds from the sale will be used to pay down long-term debt."



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                  Headquartered in Hoganas, Sweden, Hoganas is the world's
oldest and largest supplier of metal powders and is considered the technological leader in the industry. Hoganas is a public company and its stock trades on the Stockholm Stock Exchange.

                  Zemex is a diversified producer of industrial minerals and specialty materials and, through its aluminum recycling division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities and mines across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout North America and worldwide.

                  For further information contact:

                                   Richard L. Lister
                                   President and Chief Executive Officer
                                   (416) 365-5667

                                   Allen J. Palmiere
                                   Vice President and Chief Financial Officer
                                   (416) 365-8091

                                   Patricia K. Moran
                                   Corporate Secretary and Assistant Treasurer
                                   (416) 365-8093


                  This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.